Exhibit 99.1

LIBERTY INTERACTIVE REPORTS FOURTH QUARTER AND
 YEAR END 2011 FINANCIAL RESULTS

Englewood, Colorado, February 23, 2012 — Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) today reported fourth quarter and year end results.  Highlights include(1):

•                  Grew consolidated QVC revenue by 5% in Q4 and 6% in 2011

•                  Adjusted OIBDA(2) increased 9% in Q4 and 4% in 2011, excluding the effects of the new agreement with GE Capital Retail Bank and QVC Italy launch, adjusted OIBDA grew 6% in 2011

•                  Operating income increased 1% in Q4 and 2011, excluding the effects of the new agreement with GE Capital Retail Bank and QVC Italy launch, operating income grew 4% in 2011

•                  QVC.com sales as a percent of total sales in the US reached 40% in Q4

•                  eCommerce group grew revenue and adjusted OIBDA 20% and 19% in 2011, respectively

•                  Operating income increased 38% in 2011

•                  Announcing plan to recapitalize Liberty Interactive into two tracking stocks — Liberty Interactive and Liberty Ventures

•                  Repurchased $257 million of Liberty Interactive stock from November 1st through January 31st, 2012

“QVC finished the year strong with impressive Q4 results, particularly in the US and Japan, despite a challenging macroeconomic environment,” stated Greg Maffei, Liberty Interactive President and CEO.  “We made substantial repurchases of our shares, spending $257 million.  Separately, today we announced our board’s approval of the recapitalization of our common stock into two tracking stocks, Liberty Interactive and Liberty Ventures.  We expect this recapitalization to highlight each tracking stock’s operations and financial aspects of the attributed assets and provide investor choice while maintaining an optimal capital and tax-efficient structure.”

Liberty Interactive’s revenue increased 7% to $3.1 billion in the fourth quarter and 8% to $9.6 billion for the year.  Adjusted OIBDA increased 10% to $618 million for the fourth quarter and 4% to $1.8 billion for the year, while operating income increased 3% to $408 million for the fourth quarter and 2% to $1.1 billion for the year.  The increase in revenue, adjusted OIBDA, and operating income for the quarter were primarily due to favorable results at QVC and the eCommerce companies.  Operating income includes $325 million of non tax-deductible amortization related to Liberty’s acquisition of QVC for both the years ended December 31, 2011 and 2010.

QVC

QVC’s consolidated revenue increased 5% in the fourth quarter to $2.6 billion and 6% to $8.3 billion for the year. Adjusted OIBDA increased 9% to $579 million in the fourth quarter and 4% to $1.7 billion for the year, while operating income increased slightly to $397 million in the fourth quarter and $1.1 billion for the year.  QVC’s 2011 results were negatively impacted by the amended agreement with GE Capital Retail Bank, expenses related to the Italy start-up and the natural disaster in Japan.  Excluding the effect of the Italy start-up and the amended agreement with GE Capital Retail Bank, adjusted OIBDA would have increased 6% for the year.

“QVC’s success in 2011 is a result of our strategy to engage customers with compelling content and unique products at a great value.  This focus has allowed us to expand our global market leadership in video and eCommerce retail, despite a tough economy,” said Mike George, QVC President and CEO. “We gained new customers at a record pace by engaging people who love to shop across all our platforms.  We sustained our 10 quarter track record of double digit eCommerce growth, and established ourselves as a global leader in mobile retail.”

QVC’s US revenue increased 4% to $1.8 billion in the fourth quarter and 3% to $5.4 billion for the year. Gross product revenue increased 4% compared to the prior year fourth quarter, average selling price (“ASP”) increased 8% from $56.00 to $60.35 and units sold declined 3%.  US revenue, however, maintained a 4% increase overall due to an 8% increase in shipping and handling revenue as a result of a price increase implemented in the fourth quarter. For the full year, gross product revenue increased 4% compared to the prior year due to  a 9% increase in ASP from $51.19 to $55.74 and a 4% decline in units sold.  The decline in units sold resulted in a decline in shipping and handling revenue bringing the overall revenue growth down to 3%.  Fourth quarter and full year sales showed strength in electronics, home and accessories products.  For the full year, these increases were partially offset by a decline in jewelry product sales.  In the fourth quarter, eCommerce revenue increased 16% to $712 million and grew to 40% from 36% as a percentage of total US revenue.  For the year, eCommerce revenue increased 15% to $2.0 billion and grew to 37% from 33% as a percentage of total US revenue.  Adjusted OIBDA increased 10%

to $401 million in the fourth quarter and 3.0% to $1.2 billion for the year.  The adjusted OIBDA margin(2) increased 120 basis points and decreased 8 basis points for the fourth quarter and the full year, respectively.  Adjusted OIBDA and adjusted OIBDA margin increased in the fourth quarter due primarily to favorable product margins, warehouse costs and customer service expenses.  Excluding the previously disclosed August 2010 change in the QCard program with GE Capital Retail Bank, US adjusted OIBDA for the full year would have increased by 5% compared to prior year and the adjusted OIBDA margin for the full year would have been higher by 41 basis points.  For the full year, adjusted OIBDA and the adjusted OIBDA margin increased primarily due to savings in freight, warehouse and customer service costs.

QVC’s international revenue increased 7% in the fourth quarter to $857 million and increased 11% to $2.9 billion for the year.  The fourth quarter results included the negative impact of the strengthening of the US dollar against the euro and pound sterling that was offset by the weakening of the US dollar against the Japanese yen, whereas the full year results included the positive impact of favorable exchange rates in each of QVC’s markets.  International adjusted OIBDA increased 5% to $178 million for the fourth quarter, and increased 5% to $508 million for the year.  International adjusted OIBDA margin decreased 30 basis points and 95 basis points for the fourth quarter and full year, respectively.  QVC’s international results include $9 million of adjusted OIBDA loss in the fourth quarter and $43 million of adjusted OIBDA loss for the year related to QVC Italy operations that launched in October 2010.  These amounts compare to $14 million of adjusted OIBDA loss in the fourth quarter of 2010 and $32 million of adjusted OIBDA loss for the year ended December 31, 2010.  QVC Italy has anniversaried the period of heaviest operating losses.  The negative impact of the natural disaster in Japan in the first quarter also impacted year-to-date results.  Excluding the effect of QVC Italy, international adjusted OIBDA would have increased 7% and international adjusted OIBDA margins would have decreased 47 basis points for the full year in US dollars.

QVC UK’s revenue decreased 1% and increased 1% in local currency in the fourth quarter and the full year, respectively.  The decrease in the fourth quarter was primarily due to sales declines in electronics and jewelry categories, partially offset by an increase in beauty products.  The increase in revenue for the full year was primarily due to an increase in sales of home and apparel products that were partially offset by decreases in jewelry.  QVC UK’s ASP in local currency decreased 3% and units sold increased 2% for the fourth quarter; and for the full year, ASP decreased 1% and units sold increased 3%. QVC UK’s fourth quarter return rate as a percent of gross product revenue in local currency remained consistent with the prior year, while full year returns as a percent of gross product revenue increased by 70 basis points due primarily to a product mix shift to apparel, which has a higher return rate.  QVC UK’s adjusted OIBDA in local currency decreased 6% and 1% for the fourth quarter and full year, respectively.  QVC UK’s adjusted OIBDA margin decreased 136 basis points and 47 basis points for the fourth quarter and full year, respectively.  The decrease in adjusted OIBDA margin for both periods was primarily due to increased freight costs and higher programming distribution costs associated with their second channel, QVC Beauty Channel.  These increases were partially offset by favorable product margins.

QVC Germany’s revenue grew 2% and 7% in local currency in the fourth quarter and the full year, respectively.  The increase in revenue in the fourth quarter was due primarily to increased sales of electronics, offset somewhat by declines in apparel.  Full year revenue growth was primarily due to increases in the home, jewelry and apparel product categories.  QVC Germany’s ASP in local currency increased 9% and 5% for the fourth quarter and the full year, respectively. Units shipped declined by 7% in the fourth quarter, but increased 4% for the full year.  QVC Germany’s fourth quarter return rate as a percent of gross product revenue in local currency declined by 66 basis points due to higher sales of electronics products that have lower return rates, while full year returns as a percent of gross product revenue increased 121 basis points from the prior year due primarily to a product mix shift to higher return categories including jewelry and apparel.  QVC Germany’s adjusted OIBDA in local currency decreased 2% and the adjusted OIBDA margin decreased 94 basis points in the fourth quarter.  For the year, adjusted OIBDA in local currency increased 6% while the adjusted OIBDA margin declined 30 basis points.  The decline in the adjusted OIBDA margin in both periods was primarily due to lower product margins associated with a higher mix of electronic product sales.

QVC Japan’s market has rebounded after the tragic events experienced in March with positive sequential full year and fourth quarter growth compared to the same periods in 2010, with fourth quarter revenue being the highest in QVC Japan’s history.  QVC Japan’s revenue grew 6% and 1% in local currency in the fourth quarter and the full year, respectively.  The increase in the fourth quarter was due to increased sales primarily in electronics, home and apparel.  For the full year, increased sales in apparel were offset by declines in jewelry and beauty.  QVC Japan’s ASP in local currency decreased 3% and 7% for the fourth quarter and the full year, respectively.  However, units shipped increased 11% and 10% for the fourth quarter and the full year, respectively.  QVC Japan’s fourth quarter and 2011 returns as a percent of gross product revenue in local currency increased by 97 basis points and 28 basis points, respectively, due to the shift in mix to apparel.  QVC Japan’s adjusted OIBDA in local currency increased 5% for the fourth quarter and decreased 2% for the full year.  QVC Japan adjusted OIBDA margin for the fourth quarter remained consistent with the same period in the prior year and decreased 69 basis points for the full year.  The adjusted OIBDA margin decline of 69 basis points for the year was primarily due to the negative leverage impact associated with lower sales as a result of the events experienced in March 2011.

QVC Italy continues the trend upward with a 56% sequential sales growth in local currency over the third quarter of 2011 driven primarily by sales in the home, beauty, jewelry and apparel product categories during the year.  QVC Italy successfully launched an eCommerce and mobile optimized website in the quarter to strong consumer response and will seek to continue to build a leading multiplatform business in Italy.

QVC’s outstanding bank and bond debt was $2.4 billion at December 31st, 2011, a decline of $360 million since December 31st, 2010.

eCommerce Businesses

In the aggregate, Liberty Interactive’s eCommerce businesses increased revenue 18% to $430 million for the fourth quarter and 20% to $1.3 billion for the year.  Adjusted OIBDA increased 4% to $49 million for the fourth quarter and 19% to $123 million for the year, while operating income increased 7% to $30 million in the fourth quarter and 38% to $55 million for the year.  Each of the eCommerce businesses reported an increase in revenue for the quarter and the year as a result of acquisitions, increased marketing efforts and increased conversion resulting from site optimization and broader inventory offerings.

Share Repurchases

From November 1st, 2011 through January 31st, 2012, Liberty Interactive repurchased approximately 16 million Series A shares at an average cost per share of $16.00 for total cash consideration of $256.7 million.  Since the creation of the Liberty Interactive stock in May 2006, Liberty Interactive has repurchased approximately 140.3 million shares at an average cost per share of $19.17 for aggregate cash consideration of $2.7 billion.  These repurchases represent approximately 20% of the shares outstanding at the time of creation of the Liberty Interactive stock.  As of January 31st, 2012, Liberty Interactive had approximately $310.5 million remaining under its stock repurchase authorization.  On February 22nd, 2012, the board of directors voted to increase the authorization by an additional $700 million.  Including the newly authorized amount, the total remaining repurchase authorization for Liberty Interactive is approximately $1 billion.

Liberty Interactive holds controlling interests in companies that are engaged in video and on-line commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and Right Start, and also owns interests in HSN, Tree.com, Interval Leisure Group, Expedia, TripAdvisor and Lockerz.

FOOTNOTES

(1)          Liberty Interactive Corporation’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty Interactive’s earnings conference call which will begin at 11:00 a.m. (ET) on February 23rd, 2012.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)          For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE CORPORATION FINANCIAL METRICS

Quarterly Results

(amounts in millions)	4Q10	4Q11	% Change
Revenue
QVC
US	$1,719	1,792	4%
International	802	857	7%
Total QVC Revenue	2,521	2,649	5%
eCommerce businesses	365	430	18%
Total Liberty Interactive Revenue	$2,886	3,079	7%

Adjusted OIBDA
QVC
US	$364	401	10%
International	169	178	5%
Total QVC Adjusted OIBDA	533	579	9%
eCommerce businesses	47	49	4%
Corporate and other	(16)	(10)	38%
Total Liberty Interactive Adjusted OIBDA	$564	618	10%

Operating Income
QVC
US	$261	254	-3%
International	132	143	8%
Total QVC Operating Income	393	397	1%
eCommerce businesses	28	30	7%
Corporate and other	(25)	(19)	24%
Total Liberty Interactive Operating Income	$396	408	3%

LIBERTY INTERACTIVE CORPORATION FINANCIAL METRICS

Year End Results

(amounts in millions)	2010	2011	% Change
Revenue
QVC
US	$5,235	5,412	3%
International	2,572	2,856	11%
Total QVC Revenue	7,807	8,268	6%
eCommerce businesses	1,125	1,348	20%
Total Liberty Interactive Revenue	$8,932	9,616	8%

Adjusted OIBDA
QVC
US	$1,189	1,225	3%
International	482	508	5%
Total QVC Adjusted OIBDA	1,671	1,733	4%
eCommerce businesses	103	123	19%
Corporate and other	(28)	(33)	-18%
Total Liberty Interactive Adjusted OIBDA	$1,746	1,823	4%

Operating Income
QVC
US	$782	776	-1%
International	348	361	4%
Total QVC Operating Income	1,130	1,137	1%
eCommerce businesses	40	55	38%
Corporate and other	(62)	(59)	5%
Total Liberty Interactive Operating Income	$1,108	1,133	2%

QVC OPERATING METRICS

Quarterly Results

(amounts in millions except average sale price amounts)	4Q10	4Q11	% Change
QVC - US(1)
Revenue	$1,719	1,792	4%
Adjusted OIBDA	$364	401	10%
Adjusted OIBDA margin	21.18%	22.38%	120 bps
Average sale price (ASP)	$56.00	60.35	8%
Units sold	33.19	32.13	-3%
eCommerce % of US revenue	35.6%	39.7%	410 bps
Return rate	16.81%	17.12%	-31 bps

QVC - UK(1)
Revenue	$189	187	-1%
Adjusted OIBDA	$43	40	-7%
Adjusted OIBDA margin	22.75%	21.39%	-136 bps
Average sale price (ASP)	£30.26	29.32	-3%
Units sold	4.24	4.33	2%

QVC - Germany(1)
Revenue	$307	311	1%
Adjusted OIBDA	$71	69	-3%
Adjusted OIBDA margin	23.13%	22.19%	-94 bps
Average sale price (ASP)	€35.31	38.51	9%
Units sold	8.22	7.65	-7%

QVC - Japan(1)
Revenue	$304	344	13%
Adjusted OIBDA	$69	78	13%
Adjusted OIBDA margin	22.70%	22.67%	3 bps
Average sale price (ASP)	¥7,530	7,302	-3%
Units sold	3.65	4.07	11%

QVC - Italy(1)
Revenue	$2	15	650%
Adjusted OIBDA	$(14)	(9)	36%
Adjusted OIBDA margin	NM	NM	NM
Average sale price (ASP)	€35.58	33.00	-6%
Units sold	0.03	0.35	NM

(1)          Revenue and Adjusted OIBDA change calculated in US dollars, not local currency

QVC OPERATING METRICS

Yearly Results

(amounts in millions except average sale price amounts)	2010	2011	% Change
QVC - US(1)
Revenue	$5,235	5,412	3%
Adjusted OIBDA	$1,189	1,225	3%
Adjusted OIBDA margin	22.71%	22.63%	-8 bps
Average sale price (ASP)	$51.19	55.74	9%
Units sold	110.55	105.9	-4%
eCommerce % of US revenue	33.0%	36.8%	380 bps
Return rate	18.01%	18.29%	-28 bps

QVC - UK(1)
Revenue	$599	626	5%
Adjusted OIBDA	$109	111	2%
Adjusted OIBDA margin	18.20%	17.73%	-47 bps
Average sale price (ASP)	£28.30	28.06	-1%
Units sold	14.65	15.02	3%

QVC - Germany(1)
Revenue	$956	1,068	12%
Adjusted OIBDA	$181	199	10%
Adjusted OIBDA margin	18.93%	18.63%	-30 bps
Average sale price (ASP)	€35.31	37.02	5%
Units sold	25.95	27.06	4%

QVC - Japan(1)
Revenue	$1,015	1,127	11%
Adjusted OIBDA	$224	241	8%
Adjusted OIBDA margin	22.07%	21.38%	-69 bps
Average sale price (ASP)	¥7,117	6,596	-7%
Units sold	13.62	14.92	10%

QVC - Italy(1)
Revenue	$2	35	1650%
Adjusted OIBDA	$(32)	(43)	-34%
Adjusted OIBDA margin	NM	NM	NM
Average sale price (ASP)	€35.60	32.68	-9%
Units sold	0.03	0.79	NM

(1)          Revenue and Adjusted OIBDA change calculated in US dollars, not local currency

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three and 12 months ended December 31st, 2011 to the same periods in 2010.

On September 23rd, 2011, Liberty Interactive completed the split-off of a wholly owned subsidiary, Liberty Media Corporation (“LMC”) (formerly known as Liberty CapStarz, Inc. and  Liberty Splitco, Inc.) (the “Split-Off”).  At the time of the Split-Off, LMC owned all the assets, businesses and liabilities previously attributed to the Liberty Capital and Liberty Starz tracking stock groups.  The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive for all of the common stock of LMC.  This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

Following the Split-Off, Liberty Interactive and LMC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other.  In connection with the Split-Off, Liberty Interactive and LMC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition.  These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement.  Certain prior period amounts have been reclassified for comparability with the current presentation.

The following financial information is intended to supplement Liberty Interactive’s consolidated statements of operations which are included in its Form 10-K.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	9/30/2011	12/31/2011
Expedia(1)	$1,782	1,004
TripAdvisor(1)(2)	—	873
HSN(1)	613	726
Interval Leisure Group and Tree.com(1)	236	242
Non Strategic Public Holdings(3)	1,019	1,165
Total Liberty Interactive	$3,650	4,010

(1)          Represents fair value of Liberty Interactive’s investments.  In accordance with GAAP, Liberty Interactive accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)          During the fourth quarter of 2011, Expedia completed the pro-rata split-off of TripAdvisor, Inc.

(3)          Represents Liberty Interactive’s non-strategic public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2011	12/31/2011
Cash and liquid investments(1)	$985	893
Less: Short-term marketable securities	89	46
Total Liberty Interactive Cash (GAAP)	$896	847

Debt:
Senior notes and debentures(2)	$1,100	1,100
Senior exchangeable debentures(3)	2,967	2,967
QVC senior notes(2)	2,000	2,000
QVC bank credit facility	459	434
Other	85	82
Total Liberty Interactive Debt	6,611	6,583
Unamortized discount	(21)	(20)
Fair market value adjustment	(541)	(524)
Total Liberty Interactive Debt (GAAP)	$6,049	6,039

(1)          Includes $89 million and $46 million of short-term marketable securities with an original maturity greater than 90 days as of September 30th, 2011 and December 31st, 2011, respectively, which are included as other current assets on Liberty Interactive’s balance sheet.

(2)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)          Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.

Liberty Interactive cash and liquid investments decreased $92 million, primarily due to debt payments, stock repurchases and capital expenditures.   These cash outflows were partially offset by cash flow from operations at QVC.  Total debt decreased by $28 million, primarily due to repayments on the QVC bank credit facility.

Important Notice: Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) President and CEO, Gregory B. Maffei will discuss Liberty Interactive’s earnings release in a conference call which will begin at 11:00 a.m. (ET) on February 23rd, 2012.  The call can be accessed by dialing (888) 452-4034 or (719) 325-2145 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 2:00 p.m. (ET) March 1st, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 1032754#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release will also be available on the Liberty Interactive’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, the continuation of our stock repurchase program, and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive’s business which may affect the statements made in this press release.

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Interactive’s proposed new tracking stock or Liberty Interactive’s existing common stock.  The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty Interactive’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty Interactive and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive’s consolidated statements of operations, which are  included in its Form 10-K, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the largest privately held business (QVC) owned by Liberty Interactive at December 31st, 2011, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Liberty Interactive
QVC
Revenue — US	$1,719	1,192	1,232	1,196	1,792
Revenue — International	802	643	666	690	857
Revenue — Total	$2,521	1,835	1,898	1,886	2,649
Adjusted OIBDA — US	364	260	305	259	401
Adjusted OIBDA — International	169	103	113	114	178
Adjusted OIBDA — Total	$533	363	418	373	579
Operating income — US	261	159	204	159	254
Operating income — International	132	66	77	75	143
Operating income — Total	$393	225	281	234	397
Gross margin — US	33.1%	35.1%	37.5%	35.7%	34.6%
Gross margin — International	37.7%	36.9%	38.0%	36.7%	37.4%

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Liberty Interactive
QVC
Revenue — US	$5,235	5.412
Revenue — International	2,572	2,856
Revenue — Total	$7,807	8,268
Adjusted OIBDA — US	1,189	1,225
Adjusted OIBDA — International	482	508
Adjusted OIBDA — Total	$1,671	1,733
Operating income — US	782	776
Operating income — International	348	361
Operating income — Total	$1,130	1,137
Gross Margin — US	35.2%	35.6%
Gross Margin — International	37.2%	37.3%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity’s operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted

OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31st, 2010, March 31st, 2011, June 30th, 2011 September 30th, 2011 and December 31st, 2011, respectively and the years ended December 31, 2010 and 2011.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Liberty Interactive
Adjusted OIBDA	$564	378	450	377	618
Depreciation and amortization	(150)	(149)	(148)	(151)	(193)
Stock compensation expense	(18)	(16)	(14)	(2)	(17)
Operating Income	$396	213	288	224	408

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Liberty Interactive
Adjusted OIBDA	$1,746	1,823
Depreciation and amortization	(571)	(641)
Stock compensation expense	(67)	(49)
Operating Income	$1,108	1,133

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity’s operating income (loss) calculated in accordance with GAAP for the three months ended December 31st, 2010, March 31st, 2011, June 30th, 2011 September 30th, 2011 and December 31st, 2011, respectively and the years ended December 31, 2010 and 2011.

QUARTERLY SUMMARY

(amounts in millions)	4Q10	1Q11	2Q11	3Q11	4Q11
Liberty Interactive
QVC Adjusted OIBDA
QVC US	$364	260	305	259	401

QVC UK	43	21	26	24	40
QVC Germany	71	49	41	40	69
QVC Japan	69	43	59	61	78
QVC Italy	(14)	(10)	(13)	(11)	(9)
QVC International adjusted OIBDA	$169	103	113	114	178

Consolidated QVC adjusted OIBDA	$533	363	418	373	579
Depreciation and amortization	(136)	(134)	(131)	(133)	(176)
Stock compensation	(4)	(4)	(6)	(6)	(6)
Operating Income	$393	225	281	234	397

eCommerce Businesses
Adjusted OIBDA	$47	29	36	9	49
Depreciation and amortization	(15)	(16)	(16)	(17)	(17)
Stock compensation	(4)	(5)	(1)	6	(2)
Operating Income (Loss)	$28	8	19	(2)	30

ANNUAL SUMMARY

(amounts in millions)	2010	2011
Liberty Interactive
QVC Adjusted OIBDA
QVC US	$1,189	1,225

QVC UK	109	111
QVC Germany	181	199
QVC Japan	224	241
QVC Italy	(32)	(43)
QVC International adjusted OIBDA	$482	508

Total QVC adjusted OIBDA	$1,671	1,733
Depreciation and amortization	(523)	(574)
Stock compensation	(18)	(22)
Operating Income	$1,130	1,137

eCommerce Businesses
Adjusted OIBDA	$103	123
Depreciation and amortization	(48)	(66)
Stock compensation	(15)	(2)
Operating Income	$40	55

LIBERTY INTERACTIVE CORPORATION

CONSOLIDATED BALANCE SHEET

	12/31/2011	12/31/2010
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$847	1,353
Trade and other receivables, net	1,054	885
Inventory, net	1,071	1,069
Other current assets	148	85
Assets of discontinued operations - current	—	3,163
Total current assets	3,120	6,555

Investments in available-for-sale securities and other cost investments	1,168	1,110
Investments in affiliates, accounted for using the equity method	1,135	949
Property and equipment, at cost	2,002	1,777
Accumulated depreciation	(869)	(739)
	1,133	1,038
Intangible assets not subject to amortization:
Goodwill	5,978	5,983
Trademarks	2,518	2,513
	8,496	8,496
Intangible assets subject to amortization, net	2,209	2,595
Other assets, at cost, net of accumulated amortization	78	87
Assets of discontinued operations	—	5,770
Total assets	$17,339	26,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$599	630
Accrued liabilities	801	768
Payable to Liberty Media	—	85
Current portion of debt	1,189	493
Deferred income tax liabilities	851	152
Other current liabilities	128	231
Liabilities of discontinued operations - current	—	2,380
Total current liabilities	3,568	4,739

Long-term debt, including $2,443 million and $2,506 million measured at fair value	4,850	5,970
Long-term financial instruments	59	86
Deferred income tax liabilities	2,046	2,709
Other liabilities	189	180
Liabilities of discontinued operations	—	1,474
Total liabilities	10,712	15,158

Equity:
Total stockholders’ equity	6,493	11,313
Noncontrolling interests in equity of subsidiaries	134	129
Total equity	6,627	11,442
Commitments and contingencies
Total liabilities and equity	$17,339	26,600

LIBERTY INTERACTIVE CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended
	12/31/2011	12/31/2010
	amounts in millions
REVENUE AND GROSS PROFIT:
Net retail sales	$9,616	8,932
Cost of sales (exclusive of depreciation shown separately below)	6,114	5,705
Gross Profit	3,502	3,227

OPERATING COSTS AND EXPENSES:
Operating	866	799
Selling, general and administrative, including stock-based compensation	862	749
Depreciation and amortization	641	571
	2,369	2,119
Operating income	1,133	1,108

OTHER INCOME (EXPENSE):
Interest expense	(427)	(626)
Share of earnings (losses) of affiliates, net	140	112
Realized and unrealized gains (losses) on financial instruments, net	84	62
Gains (losses) on dispositions, net	—	355
Other, net	9	(47)
	(194)	(144)
Earnings (loss) from continuing operations before income taxes	939	964
Income tax (expense) benefit	(352)	(128)
Earnings (loss) from continuing operations	587	836
Earnings (loss) from discontinued operations, net of taxes	378	1,101
Net earnings (loss)	965	1,937
Less net earnings (loss) attributable to the noncontrolling interests	53	45
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$912	1,892
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders:
Liberty Capital common stock	211	815
Liberty Starz common stock	177	206
Liberty Interactive common stock	524	871
	$912	1,892

LIBERTY INTERACTIVE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended
	12/31/2011	12/31/2010
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$965	1,937
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	(1,101)
Depreciation and amortization	641	571
Stock-based compensation	49	67
Cash payments for stock-based compensation	(3)	(20)
Noncash interest expense	9	90
Share of (earnings) losses of affiliates, net	(140)	(112)
Cash receipts from returns on equity investments	22	21
Realized and unrealized (gains) losses on financial instruments, net	(84)	(62)
(Gains) losses on disposition of assets, net	—	(355)
Deferred income tax expense (benefit)	44	(62)
Other noncash charges (credits), net	(5)	22
Changes in operating assets and liabilities
Current and other assets	(174)	247
Payables and other liabilities	(32)	46
Net cash provided (used) by operating activities	914	1,289

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	459
Proceeds from settlement of financial instruments, net	—	(28)
Investment in and loans to cost and equity investees	(65)	—
Cash received in exchange transaction	—	218
Capital expended for property and equipment	(312)	(258)
Net sales (purchases) of short term investments	(46)	—
Other investing activities, net	(14)	(47)
Net cash provided (used) by investing activities	(437)	344

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	383	2,974
Repayments of debt	(899)	(4,791)
Repurchases of Liberty Interactive common stock	(366)	—
Other financing activities, net	(48)	(83)
Net cash provided (used) by financing activities	(930)	(1,900)
Effect of foreign currency exchange rates on cash	(4)	14
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	304	88
Cash provided (used) by investing activities	(104)	7
Cash provided (used) by financing activities	(264)	(1,498)
Change in available cash held by discontinued operations	15	1,054
Net cash provided (used) by discontinued operations	(49)	(349)

Net increase (decrease) in cash and cash equivalents	(506)	(602)
Cash and cash equivalents at beginning of period	1,353	1,955
Cash and cash equivalents at end of period	$847	1,353